Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of the Annual Report on Form 40-F (the “Annual Report”) of Enerplus Corporation (the “Corporation”) which includes the Corporation’s Annual Information Form dated February 21, 2014 for the year ended December 31, 2013, which document makes reference to our firm and our report dated January 29, 2014, evaluating the Corporation’s oil, natural gas and natural gas liquids interests effective December 31, 2013.

Calgary, Alberta, Canada	MCDANIEL & ASSOCIATES CONSULTANTS LIMITED
November 25, 2014
/s/ C. B. Kowalski, P. Eng.
C. B. Kowalski, P. Eng.
Vice President